EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Hershey Company:

We consent to the incorporation by reference in the registration statements (File No. 333-133938, File No. 333-72100, File No. 333-25853, File No. 333-72112, File No. 33-45431, File No. 33-45556, File No. 333-52509 and File No. 333-107706) on Forms S-8 and S-3 of The Hershey Company of our reports dated February 22, 2007, with respect to the consolidated balance sheets of The Hershey Company and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of The Hershey Company.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans at December 31, 2006.

/s/ KPMG LLP

New York, New York

February 23, 2007